DIGITAL POWER CORPORATION

EXHIBIT 14

CODE OF ETHICAL CONDUCT FOR FINANCIAL MANAGERS

INTRODUCTION

          This Code of Ethical Conduct for Financial Managers (“Code”) applies to all Financial Managers of Digital Power Corporation (the “Company”).  Financial Managers are the Company’s principal executive officer, principal financial officer, principal accounting officer, controller or person performing similar functions.

          This Code covers a wide range of financial and non-financial business practices and procedures.  This Code does not cover every issue that may arise, but it sets out basic principles to guide all Financial Managers of the Company.  If a law or regulation conflicts with a policy in this Code, the Financial Manager must comply with the law or regulation.  If a Financial Manager has any questions about this Code or potential conflicts with a law or regulation, they should contact the Company’s Board of Directors, Audit Committee or General Counsel.

          Each Financial Manager shall recognize that Financial Managers hold an important and elevated role in corporate governance.  They are uniquely capable and empowered to ensure that the Company’s, its stockholders’ and other stakeholders’ interests are appropriately balanced, protected and preserved.  Accordingly, this Code provides principles to which Financial Managers are expected to adhere and advocate.  The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the stockholders, other stakeholders and the public.

FINANCIAL CODE PRINCIPLES AND RESPONSIBILITIES

             Financial Managers shall adhere to and advocate to the best of their knowledge and ability the following principles and responsibilities governing their professional and ethical conduct.

1.          Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  A “conflict of interest” exists when an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.

2.          When disclosing information to constituents, provide them with information that is accurate, complete, objective, relevant, timely and understandable.  Reports and documents that the Company files with the Securities and Exchange Commission or releases to the public shall contain full, fair, accurate, timely and understandable information.  The principal executive officer and principal financial officer shall review the annual and quarterly reports and certifying and filing them with the Securities and Exchange Commission.

3.          Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4.          Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

5.          Protect and respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose.  Confidential information acquired in the course of their work shall not be used for personal advantage.

6.          Achieve responsible use of and control over all assets and resources employed by or entrusted to them.

7.          Promptly report code violations to the Company’s Chairman of the Board and Audit Committee Chairman.

WAIVERS OF THE CODE

             Any waiver of this Code for Financial Managers may be made only by the Audit Committee of the Board of Directors and will be promptly disclosed as required by law or the private regulatory body.  Requests for waivers must be made in writing to the Company’s Chairman of the Board and Audit Committee Chairman prior to the occurrence of the violation of the Code.

REPORTING OF VIOLATIONS OF THE CODE, ILLEGAL OR UNETHICAL BEHAVIOR

             Financial Managers should report observed violations of the Code and illegal or unethical behavior to the Company’s Chairman of the Board and Audit Committee Chairman.  All reports will be treated in a confidential manner and it is the Company’s policy to not allow retaliation for reports made in good faith of misconduct by others.  The Company’s Audit Committee will lead all investigations of alleged violations or misconduct.  Financial Managers are expected to cooperate in internal investigations of misconduct and violations of this Code.

VIOLATIONS OF THE CODE

Financial Managers who violate the standards of this Code will be subject to disciplinary action, which may include termination of employment, civil action and/or referral to law enforcement agencies for criminal prosecution.